Barfresh Provides Second Quarter 2018 Update on Recent Business Progress

Second Quarter 2018 Net Revenue Increased 73% to $1.1 Million

Third Quarter-to-Date Revenue Already Exceeds Second Quarter $1.1 Million

Expanding Military, School and Foodservice Channels Expected to Drive Strong Third and Fourth Quarter 2018 Sequential Revenue Growth

BEVERLY HILLS, Calif., August 14, 2018 (GLOBE NEWSWIRE) — Barfresh Food Group, Inc. (OTCQB: BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments in conjunction with the filing of its form 10-Q for the second quarter ended June 30, 2018.

Riccardo Delle Coste, the Company’s Chief Executive Officer, stated, “I’m pleased to announce second quarter net sales of $1.1 million, gross margin improvement of 100 basis points to 52.2% and a reduction in personnel related costs of 23%. As we enter the back half of 2018, we expect a dramatic ramp in sales due to many factors, including: (1) the national account of 1,000 foodservice locations announced earlier this year will have a meaningful impact on sales going forward; (2) we are in contract with over 200 school locations as we enter the new 2018/2019 school year compared to 30 school locations at this time last year; and (3) we are contract to sell our product into approximately 45 military base locations during the fall compared to no military base locations at this time last year.”

Mr. Delle Coste continued, “In addition, we expect to realize further acceleration into this upcoming school year and build upon our current number of schools and also increase the number of military bases that are serving our products. We also continue to make progress with national accounts and expect to announce further wins in the near future.”

Business Highlights

●	NATIONAL ACCOUNTS – Barfresh has successfully launched a national customer across 1,000 locations in the U.S., with both its dairy and non-dairy smoothie options being added to the menu. This customer is one of the Company’s largest to date and Barfresh expects to see meaningful revenue improvement from this account during the coming quarters. Barfresh continues to progress with product development, manufacturing tests and preliminary launch planning with additional National Accounts in its pipeline.

●	EDUCATION CHANNEL – The Company’s momentum in the Education channel accelerated further in the second quarter with the addition of several new schools and districts. Currently, Barfresh products are being sold in over 200 school locations across multiple states. Most recently, the Company announced an expanded agreement with Pasco County School District in greater Tampa, Florida. The agreement extends its term to 5-years, adds 17 new locations to bring total locations under contract to 47 and is representative of the traction that Barfresh products are receiving with school administrators looking for better-for-you foodservice solutions that also meet the complexities of the USDA’s Child Nutrition Program.

●	MILITARY CHANNEL – In March, 2018 Barfresh was approved to sell its products into all branches of the U.S. Armed Forces, which encompasses bases globally that are home to 1.3 million active troops. The Company has entered into agreements expanding to 45 military locations and expects further growth in the second half of 2018.

●	RECREATION/AMUSEMENT/TOURISM – In May 2018, Barfresh began serving its branded smoothies at multiple foodservice locations within Niagara Parks, an agency of the Government of Ontario, Canada. Niagara Parks hosts approximately 12 million visitors annually at the world famous landmark. Barfresh continues to have its products sold in similar high volume tourist locations, such as Statue of Liberty and the Long Beach Aquarium and has many more of these types of locations expected to be added in the second half of 2018.

●	IMPROVING COST STRUCTURE – The Company reduced general and administrative expenses by 7% during the second quarter, and its personnel related costs by 23%. The Company has consistently reduced fixed overhead over each of the last six quarters, while significantly increasing its net sales during that same period. Management believes these improvements will lead to improved bottom line performance in the coming quarters as net sales scale.

●	BALANCE SHEET – The Company ended the second quarter with $1.4 million of inventory. This significant investment in working capital is expected to become a source of cash in the second half of the year. At quarter end, the Company had a cash balance of $854,000 and in July, received an additional cash inflow of $550,000 upon the exercise of cash warrants. Related to the convertible notes issued earlier this year, the Company expects to enter into a material agreement during the second half of 2018 with a national account for the sale of its product into 2,500 new locations which achieves the second milestone and enables the Company to receive the second tranche of funding in the amount of approximately $1.7 million.

Financial Results

US GAAP revenue for the second quarter of 2018 was $1,086,000, an increase of 73%, as compared to $629,000 in the second quarter of 2017. Gross margin for the second quarter was 52.2%, an improvement over last year’s second quarter gross margin of 51.2%. The improvement was driven by a number of factors, including leverage gained from the larger scale of production and product mix. Operating loss for the second quarter of 2018 narrowed to $1.8 million, as compared with $2.2 million in the second quarter of 2017, an improvement of $345,000, which was primarily driven by the higher sales and resulting gross margin, as well as lower G&A expense resulting from the Company’s sales force realignment.

As of June 30, 2018, the Company had $854,000 of cash and $1.4 million of inventory on its balance sheet. After the close of the quarter, the Company raised an additional $550,000 of cash from the exercise of warrants. The private placement of convertible notes that was initiated in February 2018 provides Barfresh with access to a second tranche of funding upon satisfying a second milestone, defined as entering into a material agreement with a national account for the sale of its products into approximately 2,500 new locations. The Company expects to meet this milestone and obtain the second tranche of funding, in the amount of approximately $1.7 million.

Conference Call

The conference call to discuss these results is scheduled for today, Tuesday, August 14, 2018, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407-4018 in North America, and international listeners can dial (201) 689-8471. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, CFO.

A telephonic playback will be available approximately two hours after the call concludes and will be available through Tuesday, August 28, 2018. Listeners in North America can dial (844) 512-2921, and international listeners can dial (412) 317-6671. Passcode is 13682050.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the company’s website at www.barfresh.com in the Investors-Presentations section.

About Barfresh Food Group

Barfresh Food Group, Inc. (OTCQB: BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, patented system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Jeff Sonnek

ICR

646-277-1263

Jeff.Sonnek@icrinc.com